Exhibit 10.1
AMENDMENT TO
THE 9 Meters Biopharma, Inc.
2012 OMNIBUS INCENTIVE PLAN, AS AMENDED
WHEREAS, 9 Meters Biopharma, Inc. (the “Company”) maintains the 2012 Omnibus Incentive Plan (as amended from time to time, the “Plan”);
WHEREAS, the Board of Directors of the Company (the “Board”) has the authority under Section 11.15(a) of the Plan to amend the Plan at any time; and
WHEREAS, the Board approved an amendment the Plan as set forth herein on November 27, 2020.
NOW, THEREFORE, notwithstanding anything to the contrary in the Plan, the Plan is amended as follows effective as of November 27, 2020:
1.Amendment. Section 5.01 of the Plan is amended and restated in its entirety to read as follows:
“5.01. Eligible Participants. Participants in the Plan shall be such employees, directors and consultants of the Company and its Subsidiaries as the Committee, in its sole discretion, may designate from time to time. The Committee's designation of a Participant in any year shall not require the Committee to designate such person to receive Awards or grants in any other year. The designation of a Participant to receive Awards or grants under one portion of the Plan does not require the Committee to include such Participant under other portions of the Plan. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards. Subject to adjustment in accordance with Section 11.07, in any calendar year, no Participant shall be granted Awards in respect of more than 4.0 million shares of Common Stock (whether through grants of Options or Stock Appreciation Rights or other Awards of Common Stock or rights with respect thereto) or cash-based Awards for more than $1 million.”
2. Miscellaneous.
a)Full Force and Effect. Except as expressly amended by this Amendment, all terms and conditions of the Plan shall remain in full force and effect.

b)Governing Law. All determinations made and actions taken pursuant to this Amendment shall be governed by the laws of Delaware and construed in accordance therewith.

c)Severability. Whenever possible, this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of this Amendment shall remain in full force and effect.